Exhibit 12

                             Santa Fe Pacific Corporation
            Statement of Computation of Ratio of Earnings to Fixed Charges
                                (as of June 30, 1994)
                             (In millions, except ratio)



                                                         Six Months Ended
                                                          June 30, 1994
        Earnings:                                        ----------------

         Income from continuing operations
           before income taxes                                $177.9

         Less income of unconsolidated subsidiaries
           greater than distributions                           (5.2)

         Amortization of capitalized interest                    1.1

         Fixed charges before interest
           capitalized (see below)                              77.9
                                                              -------
         Total Earnings                                       $251.7
                                                              =======

        Fixed Charges:

         Interest expense including
           amortization of debt discount                      $ 59.9

         Portion of rentals representing
           an interest factor                                   18.0
                                                              -------
         Fixed charges before interest
           capitalized                                          77.9

         Interest capitalized                                    4.6
                                                              -------
         Total Fixed Charges                                  $ 82.5
                                                              =======
        Ratio of earnings to fixed charges                       3.1
                                                              =======